EXHIBIT 10.01

                   AGENCY AGREEMENT

               This Agency Agreement is made as of this 22nd day of September, 1995 by and between Gordon Brothers Partners, Inc., a Massachusetts corporation with a principal place of business at 40 Broad Street, Boston, Massachusetts, 02109 (the "Agent") and Morse Shoe, Inc., having offices at 555 Turnpike Street, Canton, MA 02021 (the "Merchant").

        WHEREAS, the Merchant operates retail shoe stores under the Fayva name and desires that the Agent act as the Merchant's exclusive sales agent for the limited purpose of conducting the Sale (as hereinafter defined) for the Merchant;

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Merchant hereby agree as follows:

        1.     Agency Appointment

               The Agent shall serve as the Merchant's exclusive agent to conduct "store closing", "sale on everything", or "unrestricted public sale" sales (together, the "Sale") of all inventory assets as further defined in subsection 2(c) hereof (the "Merchandise") from Merchant's Fayva retail locations located at those locations identified in Exhibit 1 (the "Stores").

It is expressly agreed that Agent shall be entitled to advertise the Sale consistent with the preceding sentence but, in any event, only in accordance with all applicable laws and regulations and as permitted under the terms of the leases covering the Stores (the "Leases").

        2.     Merchandise

               (a)     Inventory

                       The Agent shall cause to be taken a "Retail
Price" physical inventory of the Merchandise, as defined in subsection 2(b), to be conducted beginning at the close of business at the Stores on September 23, 1995 (the date of the inventory taking at a Store being the "Inventory Date"). The Stores shall be closed, and no sales transacted, during the taking of the inventory. Merchant and Agent shall jointly employ RGIS to conduct such inventory, and the costs and fees of such inventory taking service, including, without limitation, RGIS travel costs, the hourly rate negotiated by Merchant with RGIS, and the costs of any special report from RGIS jointly requested by Merchant and Agent, shall be shared equally by Agent and Merchant. Other than such costs and fees, each of Merchant and Agent shall bear their own costs relative to the inventory taking. Merchant and Agent shall each have representatives present during the inventory taking, and each shall have the right to review and verify the listing and tabulation of the inventory count as provided by the inventory taking service. The procedures to perform the inventory taking and its verifications are set forth in Exhibit 2(a)(i). Prior to the inventory taking, Agent shall have reasonable access to all pricing and cost files of inventories, inter Store transfer logs, markdown schedules, invoices, style runs and all other documents of Merchant relative to its inventories.

               (b)     Valuation

                       For purposes of this Agreement "Retail
Price" shall mean (i) as to shoe inventory, the ticketed price of each item of Merchandise (as evidenced on the shoes) as sold at the Stores at the Inventory Date and (ii) as to non-shoe inventory, the lowest ticketed price of each item of Merchandise as sold at the Stores at the Inventory Date, (exclusive in each case of sales, excise and gross receipts taxes), except for "defective" goods, as defined in Section 2(c), where "Retail Price" shall mean such value as Agent and Merchant mutually may agree. Merchandise shall include "on order" goods, as defined in Section 2(c), where "Retail Price" shall mean ticketed as if they were at the Stores at the time of the physical inventory taking consistent with historic and customary ticketing practices of Merchant and with representations in Section 7(a)(vi). If any tickets on Merchandise have been altered, or if two (2) or more tickets appear on Merchandise, then the lowest ticket price shall be "Retail Price". In no event have tickets on Merchandise been marked up, or removed and replaced with higher ticketed prices, within the last sixty (60) days.

               (c)  Merchandise Subject to this Agreement

                       (i)    For purposes hereof,

                       (A)    Merchandise shall mean

                              (1)    all finished goods located at
the Stores as of the Sale Commencement Date; (as computed based on the inventory physically counted on the Inventory Date increased for sales and markdowns (retail reductions) that were recorded from the Sale Commencement Date to the Inventory Date and decreased for sales and markdowns that were recorded from the Inventory Date to the Sale Commencement Date, as applicable);

                              (2)    the receipt of any on-order
goods up until the Inventory Date;

                              (3)    all Fayva finished goods
located in the distribution centerin Canton, MA;

                              (4)    up to $6,000,000 at "Retail
Price" of finished goods purchased from other divisions of Merchant's parent corporation, J. Baker, Inc., as outlined in
Exhibit 2(c)(i)(A)(4);

                              (5)    "on-order" goods; and

                              (6)    "defective" goods.

                       (B)    "On order" goods  are finished goods
inventory delivered F.O.B. Stores at Agent's direction; Merchant shall use best efforts to ticket prior to delivery the on-order goods, and to supply tickets for goods which have not been ticketed. All on-order goods shall be consistent with representations in Section 7(a)(vii), and shall be delivered in the amounts and in accordance with the schedule as described in
Exhibit 2(c)(i)(B).

                        (C)   "Defective" goods are goods agreed
upon and identified by Merchant and Agent as defective or otherwise not salable in the ordinary course during the inventory taking process because they are ripped, worn, soiled, mismatched, or contain other similar characteristics. Display Merchandise shall not be deemed defective per se. If Merchant and Agent cannot agree on the value of an item that is defective, then such item shall be excluded from Merchandise for purposes of this Agreement and shall be removed by Merchant from the Stores at Merchant's expense as soon thereafter as practical.

                   (ii)Merchandise shall not include goods retained by Merchant as bailee; furnishings, fixtures and equipment; and goods on layaway or held for repair. There are no consigned goods and Merchant has no leased or licensed departments in the Stores or special orders. Merchant shall remain responsible for processing and handling all goods on layaway or held for repair and contracts relating thereto, and Agent shall have no cost, expense or responsibility in connection therewith, except Agent shall cooperate with Merchant in administering layaways, repairs and similar matters for consumers.

               (d)  Supplies

                       Merchant does not represent that adequate stocks of supplies (e.g. boxes, bags, twine) are or will be available at the Stores as of the Sale Commencement Date, but Agent shall have the right to obtain additional supplies from Merchant at Merchant's cost plus freight charges reasonably needed for Agent's proper conduct of the Sale.

        3.     Sale

               (a)     Term

                       The Sale shall commence on September 28,
1995 (the "Sale Commencement Date"). The Agent shall complete the Sale no later than January 15, 1996 and shall have the discretion to terminate the Sale at any Store at any time within that time frame (with Agent agreeing to terminate the Sale in a majority of the Stores by December 31, 1995 subject in any event to Agent's right to have no less than 400 Store weeks to run the Sale in January, 1996). The date the Sale ceases to operate at a Store shall be the "Sale Termination Date". Agent shall provide Merchant not less than seven (7) days notice prior to the Sale Termination Date at a Store. The period from the Sale Commencement Date to the Sale Termination Date as to each Store shall be hereinafter referred to as the "Sale Term."

               (b)     Rights of Agent; Final Sales

                       (i)    The Agent shall conduct the Sale
during the Sale Term in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with applicable laws, regulations and ordinances, and the terms of the Leases. Subject to the foregoing, the Agent, in the exercise of its sole discretion, shall be entitled

                              (A) subject to Section 3(b)(iii), to
establish and implement advertising and promotion programs consistent with the "store closing", "sale on everything" and "unrestricted public sale" themes;

                              (B) to establish Sale prices;

                       (C) to use, during the Sale Term and for the sole purpose of selling the Merchandise, without charge, all furniture, fixtures, equipment, advertising materials, existing supplies as located at the Stores, intangible assets (including Merchant's name, logo, and tax I.D. numbers) and other assets of Merchant (whether owned, leased, or licensed) which will be returned to Merchant at the end of the Sale Term, to the extent the same (1) are remaining at the end of the Sale Term in the same condition as at the date hereof, reasonable wear and tear excepted, (2) have not been used (e.g. supplies) or (3) otherwise have not been disposed of through no fault of Agent;

                              (D) to use the Merchant's personnel
at the Stores' locations, to the extent that the Agent, in the exercise of its discretion, shall deem appropriate, but Agent shall comply in all respects with Merchant's human resource policies which will be disclosed to Agent in writing prior to the Sale Term;

                              (E) to have access to the Stores upon
the execution of this Agreement to prepare for the Sale in a manner so as not to disrupt Merchant's ongoing business operations, and during the Sale Term to use all Stores keys, case keys, security codes, and safe and lock combinations to gain access to and to operate the Stores, and;

                              (F) to transfer Merchandise between
Stores if legally permissible.

                   (ii)All sales of Merchandise will be "final sales" and "as is" and all advertisements and sales receipts will reflect the same and shall comply with all applicable laws, regulations and ordinances, and the terms of the Leases. Agent shall not warrant the Merchandise in any manner, but will pass manufacturers' warranties to the customers, to the extent transferable.

                  (iii)Agent shall submit all advertising for the Sale to Jerry Socol, via facsimile at facsimile number
617-821-0614 for prior approval, which approval will not be unreasonably withheld or delayed. The failure by Jerry Socol or his designee to comment on advertising within two (2) Business Days (for purposes hereof, Business Days shall mean any weekday so long as Merchant's office is opened for business) of its submission shall be deemed to be approval thereof.

               (c)     Obligations of Agent

                       (i)    During the Sale Term, the Agent shall
collect from sales at the Stores all Sale-related sales, excise and gross receipts taxes payable to any taxing authorities having jurisdiction, which taxes shall be added to the sales price and shall be paid by the customer. The Agent shall wire transfer on a weekly basis to the Merchant amounts so collected, reconciled against sales audit information prepared by Merchant and furnished to the Agent, which shall be delivered with accompanying schedules to Merchant on a timely basis for payment of taxes. The Agent shall cooperate fully with Merchant in connection with its compliance with all state and local sales and other similar taxes applicable to the transactions contemplated by this Agreement, including, without limitation, if required by Merchant upon advice of its accountants or attorneys, by assisting in preparing appropriate resale certificates. It is acknowledged that Agent is acting as Merchant's agent, and is not purchasing the Merchandise but only guaranteeing Agent's performance hereunder as hereinafter described, except as provided in Section 5(c) hereof. So long as Agent complies with the provisions of this subsection, the Merchant shall indemnify and hold harmless the Agent from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which the Agent sustains or incurs as a result or consequence of the failure by the Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by the Merchant to promptly file with such taxing authorities any and all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. The Agent shall indemnify and hold harmless the Merchant, its affiliates and their respective officers, directors, and employees from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which the Merchant sustains or incurs as a result or consequence of the failure by Agent to fulfill its obligations under this Section 3(c)(i).

                   (ii)The Agent shall pay, or if paid by Merchant, reimburse Merchant for, Store-level operating expenses of the Sale which arise during the Sale Term at the Stores, limited to the following: base payroll and related payroll taxes, workers' compensation and benefits of Merchant's employees used by Agent (with such taxes, workers' compensation and benefits being 20% of base payroll in the aggregate for all such employees used, and either due or accrued during the period of the Sale); costs of additional security including, without limitation, courier and guard service if applicable; fifty percent (50%) of the fees and costs of the inventory taking service; retention bonuses for employees as may be paid by Agent as hereinafter provided; on-site supervision (including base fees and bonuses); inventory insurance; advertising and signage; long-distance telephone expenses as are attributable to the Sale; credit card fees, chargebacks and discounts; bank service charges, costs for additional supplies; costs of security personnel; fees and charges required to comply with all laws and regulations applicable to the Sale; Store cash theft; inter-Store delivery costs as directed by Agent during the Sale; freight charges for inter-Store deliveries to Stores during the Sale; and all costs and expenses of providing such additional services which the Agent in its discretion considers appropriate (collectively, the "Expenses"). "Expenses" shall not include rent, percentage rent, HVAC, CAM, building maintenance, real estate taxes, merchant association dues, Store security systems, utilities, trash removal and building insurance and structural repair relating to the Stores ("Occupancy Charges") which will remain the liability and responsibility of Merchant and which Merchant represents will be paid when due during and for the Sale Term. Notwithstanding anything in this Agreement to the contrary, the Agent's obligation to reimburse Merchant for Expenses shall survive the term of this Agreement and the termination of the Sale. "Expenses" specifically excludes costs and expenses for Merchant's central administrative services necessary for the Sale, including, but not limited to, MIS services (which includes maintenance and leases on Store-level POS equipment), payroll processing, inventory reconciliation, processing and handling, data processing and standard reporting, all of which Merchant shall provide to Agent, but only to the extent Merchant does not incur costs in providing such services that, but for the existence of this Agreement and the Sale, would not have been incurred. Expenses specifically excludes any other costs and expenses payable by Merchant and employee benefit costs (except as noted above). All Expenses shall be paid to or on behalf of Merchant by Agent on each Wednesday for the prior week's (i.e. Sunday through Saturday) Expenses. The Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage rent obligations under Leases.

                  (iii)During the Sale Term, the Merchant shall process the base payroll for all Merchant employees utilized by the Agent at the Stores' locations. Such employees will be identified by Agent prior to the Sale Commencement Date. Agent may stop using any such employee at any time during the Sale, and will notify Merchant at least seven (7) days prior thereto, except "for cause" such as dishonesty, fraud or breach of employee duties and as to which "for cause" reasons no notice shall be required, it being understood that the Agent shall not have any right to hire or terminate the actual employment by Merchant of its employees. Each week during the Sale Term the Agent shall pay to Merchant, or shall deposit to an account designated by the Merchant, the base payroll plus related payroll taxes, workers' compensation and benefits. Merchant has provided Agent with base payroll and related payroll taxes and benefits on Exhibit 3(c)(iii). Merchant shall be permitted, during the Sale Term to offer employees of the Stores positions with stores from other divisions of the Merchant to commence after the Sale Term, but may not actually transfer employees to other divisions without Agent's consent prior to or during the Sale Term, which consent will not be unreasonably withheld after the first nine (9) weeks of the Sale. The Agent shall not be responsible for reimbursement or payment of any other compensation or costs due to employees, including but not limited to vacation pay, severance pay, sick pay (non-exempt only), leave-of-absence pay, pension benefits or amounts required to be paid by statute or law (e.g. WARN Act liability) (except as the same may be payable as "benefits" subject to the limit referred to in Section 3(c)(ii) hereof). Nothing herein shall make Agent liable under any collective bargaining or employment agreement, nor shall Agent be deemed a joint or successor employer. Notwithstanding the above, Agent shall reimburse Merchant the base payroll and related payroll taxes, worker's compensation and benefits (limited as aforesaid) of Merchant's Store managers and assistant Store managers whose services no longer are needed by Agent, from the time Agent delivers the aforesaid seven (7) day notice to December 23, 1995, if after reasonable efforts such managers have not been reassigned to other Stores remaining open. Agent shall fund through Merchant's payroll, as an Expense, retention bonuses at Agent's discretion to Store employees who work during the Sale Term and do not voluntarily leave employment or are not terminated "for cause". The allocation of such retention bonuses among such Store employees at the end of the Sale Term shall be in Agent's discretion. Agent shall review this plan with Merchant prior to implementation.

                 (iv) Except as specifically set forth in this Agreement, the Agent shall not assume, nor shall its actions be construed as an assumption of, any of the Merchant's liabilities or obligations which will be paid or performed by Merchant when due.

                  (v) The Agent shall use its due diligence and reasonable care in the conduct of the Sale and shall leave the Stores premises broom clean and in the same conditions they currently are in, reasonable wear and tear excepted.

                 (vi)  The Agent shall indemnify and hold the
Merchant, its affiliates and their respective officers, directors and employees harmless from and against any and all damages, claims, costs, expenses and attorneys' fees sustained or incurred as a result of the Agent's negligence or breach of its obligations hereunder, including without limitation by reason of enumeration, Agent's obligation to conduct the Sale in all respects in accordance with applicable laws and regulations and ordinances and the terms of the Leases.

        4.     Proceeds

               (a) For purposes of this Agreement, Proceeds shall mean the total amount (in dollars) of all sales of Merchandise made under this Agreement (exclusive of sales, excise and gross receipt taxes; returns, allowances and customer credits and layaway redemptions). All sales will be made only for cash, and by credit cards currently accepted by Merchant. The Agent shall accept Merchant gift certificates and Store credits but the amount thereof will not be Proceeds, and conditioned upon arrangements satisfactory to Agent that such amounts will be reimbursed to Agent by Merchant. During the first thirty (30) days of the Sale, Agent also shall accept returns of goods sold prior to the Inventory Date in accordance with Merchant's historic return policy which Merchant shall provide to Agent prior to the Sale Commencement Date, conditioned upon arrangements satisfactory to Agent that amounts reimbursed to the customer will be paid by Merchant to Agent. Agent shall purchase such returned goods that are resalable, from Merchant, at 43% of Retail Price multiplied by the inverse of the prevailing discount at the time of return.

               (b) All cash Proceeds shall be deposited in Merchant's existing Store bank accounts. Merchant will remit all cash Proceeds transferred from Merchant's Store bank accounts into Merchant's main bank account. On the day of receipt in Merchant's main bank account, all such cash Proceeds shall be transferred to Agent's designated bank account. All credit card Proceeds will be settled daily and netted against Expenses and reimbursed weekly upon such procedures mutually accepted by Agent and Merchant.

               (c) In order to secure payment of all Secured Obligations of Merchant to Agent hereunder, Merchant hereby grants to Agent a security interest in the now owned and hereafter existing Merchandise and proceeds therefrom, provided, however, that such security interest will only be granted if the $26.6 million payment provided for in Section 5(b) below is paid to Merchant by Agent on or before September 28, 1995. Merchant agrees to execute such instruments as Agent may reasonably request to record and perfect its security interest, including without limitation UCC-1 financing statements. Immediately upon the completion of the Sale and receipt of all sums due Agent hereunder, Agent shall release its security interest and execute such documents as Merchant reasonably requests therefor, including, without limitation, UCC-3 statements.

        For purposes of this Agreement, the term "Secured
Obligations" shall mean:

        (i) the rights of Agent to conduct the Sale as provided in this Agreement;

        (ii) the right of Agent to reimbursement of the Guaranteed Amount from the Proceeds of the Sale;

        (iii) the right of Agent to all Proceeds in excess of the Guaranteed Amount and the Recovery Amount, subject to Agent's obligation to pay Expenses as defined in this Agreement.

        5.     Payment

               (a)     Payment Amounts

                       (i)    As a guarantee of performance by
Agent hereunder, the Merchant shall receive from Agent as the "Guaranteed Amount" the sum of forty three percent (43%) of the Retail Price of the Merchandise. The Retail Price of the Merchandise shall be reduced by the hard markdown reserve which Merchant estimates on September 20, 1995, in accordance with Merchant's historic and customary practices, to be not less than $3.825 million. The Agent shall only be committed to provide the Guaranteed Amount on "on order" Merchandise received in the Stores in accordance with Exhibit 2(c)(i)(B). Additionally, to the extent Proceeds exceed fifty five and one half percent (55.5%) of the Retail Price of Merchandise, then Merchant shall receive sixty percent (60%) of such excess (the "Recovery Amount").

                   (ii)The Guaranteed Amount and Recovery Amount in each case relative to the Stores are conditioned upon the existence of no less than $62 million but not more than $72 million of in-Store Merchandise at Retail Price on the Inventory Date; not less than $21 million but not more than $25.5 million of "on order" goods constituting Merchandise at Retail Price delivered in accordance with Exhibit 2(c)(i)(B); not less than $22 million but not more than $26 million of Merchandise at the Canton, MA distribution center as of September 28, 1995; which amount includes not more than $6 million at Retail Price of Merchandise purchased from other divisions of Merchant. Notwithstanding the foregoing, Merchandise at Retail Price will not be more than $121 million. In each case, such Merchandise shall be in conformity with the representations in Sections 7(a)(vi) and 7(a)(vii) hereof.

               (b)     Time of Payment

                       The Agent shall pay to the Merchant by wire transfer of immediately available funds to an account or accounts specified by Merchant $26.6 million of the Guaranteed Amount, to be applied to the Guaranteed Amount for Merchandise at the Stores on the Inventory Date, based upon Merchant's representations herein, payable by September 28, 1995 assuming all conditions set forth in
Section 6 have been satisfied. The balance of the Guaranteed Amount for Merchandise at the Stores shall be paid within two (2) days after the inventory service issues its final report as agreed by Agent and Merchant. The Agent shall pay to the Merchant the Guaranteed Amount as to Merchandise at the Canton, MA distribution center and "on order" goods constituting Merchandise, upon reconciliation by Agent and Merchant of the quantities and Retail Price thereof, in accordance (as to on order Merchandise) with
Exhibit 2 (c)(i)(B), which reconciliations shall be done by each Wednesday for deliveries to the Stores during the prior week. The Agent shall make weekly payments of the Recovery Amount when and as due hereunder. Additionally, Agent will purchase, on a dollar for dollar basis, all petty cash and safe funds mutually agreed upon by Agent and Merchant at the time of inventory taking.

               Merchant and Agent shall establish mutually agreeable procedures to track all Sale receipts (inclusive of cash, credit card and credit sales) from the Sale Commencement Date to the date that the Agent and Merchant establish the bank account for a Store as described in Section 4(b). The aggregate of all such Sale receipts at the Stores (less sales tax) shall be offset from the Guaranteed Amount payable hereunder, shall be retained by Merchant, and shall be considered Proceeds for all purposes of this Agreement.

               (c)     Agent's Payments

                       The Merchant shall not be entitled to the payment of any other monies from the Sale or otherwise, except as specified in this Agreement. Remaining Proceeds (after payment of sales taxes, credit card fees, Expenses, the Guaranteed Amount and Recovery Amount) shall belong to Agent in consideration of goods and services provided by Agent hereunder. If the Agent has been unable to sell any Merchandise during the Sale Term despite its having conducted the Sale in accordance with the terms of this Agreement, all Merchandise remaining at the conclusion of the Sale shall become the property of Agent.

        6.     Conditions and Covenants

               The Agent's and Merchant's willingness to enter into the transaction contemplated hereunder and Agent's and Merchant's obligations hereunder are directly conditioned upon the satisfaction, compliance, and completion of the following at the time or during the time periods indicated unless specifically waived in writing by both parties:

               (a) The Merchant, by the Inventory Date, having full and complete title to the Merchandise, as to which the Guaranteed Amount and Recovery Amount is paid, free and clear of liens, and having granted to Agent a security interest in all Merchandise in accordance with Section 4(c) hereof.

               (b) The Merchant, by the Inventory Date, having obtained all consents and approvals for Merchant to execute and perform this Agreement, except those specified in Section 6(d) and it being understood that Merchant shall not be obligated to seek any consent of any landlord that would be required under any Lease.

               (c) The Merchant, having obtained the consent of the Banks to the transactions contemplated herein, as required pursuant to the terms of the Company's Revolving Credit and Loan
Agreement.

               (d) The Agent, on behalf of the Merchant, having obtained all permits, licenses, consents and authorizations to comply with applicable laws, rules, regulations and court or administrative orders relating to operating a "store closing"
Sale and transactions contemplated hereby, if Agent decides to operate the Sale in a manner which would require obtaining such authorizations.

               (e) The Merchant possessing and the Agent having the right to the undisturbed and unencumbered use and occupancy of, and the peaceful and quiet possession of, the Stores and assets currently located thereat and the services provided thereto throughout the Sale Term, subject, however, to the terms of the Leases.

               (f) The Merchant continuing to operate the Stores in the ordinary course of business from the date hereof to the Sale Commencement Date, selling goods during said period at customary prices, not promoting or advertising any "sales" or in-Store promotions to the public, (except Merchant's historic and customary promotions for all its locations) and not making any personnel moves or changes with respect to employees regularly employed at the Stores. If any casualty or act of God substantially inhibits the conduct of business in the ordinary course at a Store, this Agreement shall terminate as to such Store only. All normal course permanent markdowns will have been taken by the Inventory Date on all inventory at the Stores on a consistent basis.

               (g) Agent shall have the opportunity to inspect the Stores and inventory as of the day prior to the Inventory Date.

        7.     Representations and Warranties

               (a)     The Merchant hereby makes the following
representations and warranties to the Agent, which shall survive the execution and delivery of this Agreement:

                       (i)    The Merchant is a corporation, duly
organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own, lease and operate its assets, properties and business in the Stores and to carry on its business in the Stores as now being conducted.

                   (ii)The Merchant has the right, power and authority required to execute, deliver and perform fully its obligations hereunder, subject to the terms of the Leases. This Agreement has been duly executed and delivered by the Merchant and constitutes the valid and binding obligation of the Merchant enforceable in accordance with its terms. No court order or decree of any federal, state, or local government authority or regulatory body is in effect that would prevent or impair consummation of the transactions contemplated by this Agreement, and no consent of any third party is required therefor, except for consents from landlords under the Leases and the Banks as defined under the Company's Revolving Credit and Loan Agreement.

                  (iii)The Merchant has operated the Stores in the ordinary course of business consistent with historical operations and has not conducted any promotions or advertised sales except promotions and sales in the ordinary course of business from and after June 15, 1995, all of which promotions and sales ceased as of September 21, 1995.

                   (iv) The Merchant is authorized to conduct business in all states in which Stores are located and to its knowledge has all licenses, permits and authorizations of governmental bodies necessary therefor other than those which, if not possessed, would not have a material adverse affect on Merchant's business.

                    (v)       The Merchandise is owned free and
clear of liens, claims and encumbrances, except for the lien to be granted to Agent hereunder.

                   (vi)   Since August 1, 1995, Merchant has
maintained its pricing files of goods in the ordinary course and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same as set forth in the said pricing files as of and for the periods indicated, except for the promotions and sales described in Section 7(a)(iii). All pricing files and records since August 1, 1995 as to all goods in the Stores have been made available to Agent, and are true and accurate in all material respects as to the actual cost to Merchant for purchasing the said goods and as to the selling price to the public therefor as of the dates and for the periods of such files and records.

                  (vii) Exhibit 7(a)(vii) sets forth the levels of "on-order" goods (as to quantity) and the mix of "on-order" goods (as to the type, category, style, brand and description) as of the date hereof. Goods that will constitute Merchandise at Retail Price will be as represented in Section 5 hereof. "On order" goods constituting Merchandise will, to Merchant's knowledge, be as represented in Exhibit 7(a)(vii). The Guaranteed Amount and Recovery Amount have been set in reliance upon this representation which is material to Agent.

                 (viii)       There has been since 1994 and
currently is, no action, arbitration, suit, notice or legal, administrative or other proceeding before any court or governmental body which is pending, or which has been settled or resolved, or to Merchant's knowledge, which has been threatened against or affecting Merchant, with respect to the business of Merchant or its properties which would adversely affect the conduct of the Sale.

                  (ix)   Listed on Exhibit 7(a)(x) are six (6)
reports, each of which has been initialled by Merchant and Agent. Merchant represents and warrants that the information contained in such reports is substantially accurate, true and correct in all material respects as to the matters and for the time periods therein set forth.

               (b)     The Agent represents and warrants to
Merchant as follows, which representations and warranties shall survive the execution of this Agreement:

                    (i)The Agent is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power and authority to consummate the transactions contemplated hereby.

                 (ii) The Agent has the right, power and authority to execute and deliver this Agreement and perform its obligations hereunder and has taken all necessary action required to authorize the execution, delivery, and performance of this Agreement and no further approval is required for the Agent to enter into and deliver this Agreement and to perform its obligations hereunder.

                (iii) This Agreement has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of the Agent enforceable against the Agent in accordance with its terms. No court order or decree of any federal, state, or local governmental authority or regulatory body is in effect that would prevent or impair or is required for the Agent's consummation of the transactions contemplated by this Agreement and no consent of any third party is required therefor. No contract or other agreement to which the Agent is a party or by which the Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

                 (iv)  No actions or proceedings have been
instituted by or against the Agent, or have been threatened, which question the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon the Agent's ability to perform its obligations under this Agreement.

                 (v) Any rights conferred upon or granted to Agent hereunder, including the right to establish and implement advertising and promotion programs subject to this Agreement, shall be exercised by Agent in compliance with all federal, state and local laws and the terms of the Leases, subject to Merchant's reasonable cooperation if such cooperation is needed to comply with such laws and Lease terms.

        8.     Insurance

               (a) Until the expiration of the Sale Term, the Merchant shall continue in force the insurance coverages it currently has with respect to the Merchandise and the Stores.
The Agent shall reimburse the Merchant for costs of inventory insurance (which is defined as an Expense) during the Sale Term upon receipt of an invoice therefor from the Merchant and shall be named as additional insured thereon.

               (b)     During the Sale Term, the Agent shall
maintain, at its cost, comprehensive public liability insurance for injury to persons and property in accordance with Exhibit 8(b) hereto.

        9.      Defaults

                The following shall be "Events of Default" hereunder:

             (a) The Merchant or Agent shall fail to perform any material obligation hereunder if such failure remains uncured seven days after receipt of written notice thereof; or

              (b)     Any representation or warranty made by
Merchant or Agent proves untrue in any material respect when made;
or

               (c)     The Sale is terminated at a Store for
reasons other than a default, breach or action by Agent not authorized hereunder:

        Any party's damages or entitlement to equitable relief on account of an Event of Default shall be determined by a court of competent jurisdiction in the Commonwealth of Massachusetts.

        10.  Miscellaneous

               (a) All communications provided for pursuant to this Agreement must be in writing, and mailed by Federal Express or other overnight delivery services, as follows:

            If to the Agent:       Gordon Brothers Partners, Inc.
                                   40 Broad Street
                                   Boston, MA 02109
                                   Attn:  John A. Kerney
                                          Mitchell H. Cohen

             If to the Merchant:   Morse Shoe, Inc.
                                   555 Turnpike St.
                                   Canton, MA 02021
                                   Attn:  Alan Weinstein


               (b)     This Agreement shall be construed and
enforced in accordance with the laws of the Commonwealth of Massachusetts.

               (c) This Agreement contains the entire agreement between the parties hereto, and no variations shall be binding upon any party unless set forth in a document duly executed by and on behalf of such party.

               (d) No consent or waiver, express or implied, by any party, to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or a waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party.

Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

               (e) This Agreement shall inure to the benefit of and be binding upon the undersigned, and their respective successors and assigns.

               (f) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representative as a sealed instrument as of the day and year first written above.

                              GORDON BROTHERS PARTNERS, INC.


                              By:/s/ Michael Frieze
                                 ---------------------------
                              Its: Chief Executive Officer


                              MORSE SHOE, INC.


                              By:/s/ Alan I. Weinstein
                                 ---------------------------
                              Its: Senior Executive Vice President